Exhibit 10.2
Natural Gas Distribution Delivery Agreement

1.                                       This Natural Gas Distribution Delivery Agreement (“Agreement”), for the distribution of natural gas, is made and entered into by and between NorthWestern Services Group, Inc. (“NorthWestern”) and Great Plains Ethanol, LLC (“Customer”) this 2nd day of Sept., 2002.  This Agreement shall become effective on the date customer begins commercial operations (“Plant Start-Up Date”), which is assumed to be March 2003.  Delivery of natural gas under this Agreement requires a new Town Border Station (TBS) and new pipeline facilities between NorthWestern and NNG.  The new TBS and the new pipeline facilities will be constructed by NorthWestern.  In addition, the new TBS and new pipeline facilities from the interconnection to the Plant shall be owned and operated by NorthWestern.  The intent of this Agreement is for Customer to repay NorthWestern for its initial Capital expenditures through the Minimum Obligation described in Section 5, at a rate of $0.2575 per MMBtu with the rate for all volumes in excess of the Minimum Total Obligation not to exceed $0.085 per MMBtu as described in Section 4.

2.                                       NorthWestern agrees to construct pipeline facilities, with a distribution pipeline of approximately 14 miles in length from the NW/NNG interconnection to Customer’s plant.  Facilities will operate with a minimum delivery pressure of 275 psig and shall include all equipment and facilities necessary to interconnect with NNG.  All of such facilities to be constructed will remain the property of NorthWestern, and NorthWestern shall have the right to serve other customers from said pipeline facilities.

3.                                       Delivery Quantities:

Maximum Daily Quantity*	8,400 MMBtu per day

Average Minimum Daily Quantity*	3,380 MMBtu per day

*NorthWestern and Customer agree that the above stated volumes are estimates.  Plant volumes may change from time to time and future expansion may occur prior to the end of this contract term.  Northwestern will maintain a maximum capacity of 8,400 MMBtu per day available at the Great Plains Ethanol site for Customer’s use throughout the term of this Agreement.  Nonetheless, NorthWestern agrees to offer the same prices as stated in Section 5 below, so long as additional, significant Northwestern capital improvements are not required to enable service under this agreement.  Northwestern agrees to provide Customer Right-of-First Refusal (ROFR) for the Maximum Daily Quantity of 8,400 MMBtu as defined above and Northwestern further agrees to notify Customer of this ROFR provision not less than 12 months prior to the expiration of this agreement during such time Customer shall have the right to exercise this ROFR.

4.                                       Service:  Firm Transportation Service on NorthWestern Distribution Delivery Pipeline up to the maximum daily quantity in Section 3.

a)	Distribution Delivery Service(*):	Natural gas distribution service shall be provided to customer by NorthWestern as follows:

	The first 15,330,000 MMBtu	$.2575 per MMBtu plus applicable taxes

	All gas delivered above 15,330,000 MBtu	$.085 per MMBtu plus applicable taxes

	Customer charge:	$330.00 per month plus applicable taxes

b)	Balancing Service:

NorthWestern will provide all local distribution customer services and daily balancing service to customer on both NorthWestern’s distribution system and NNG’s interstate pipeline transportation system.  Such services shall be included in the Distribution Delivery Service Fee listed above.  Customer shall also have the option to provide its own balancing service and, upon request, NorthWestern shall complete and file an End User Allocation Agreement with NNG.

(*)  Customer reserves the right to reduce the Distribution Delivery Fee (DDF) from $0.2575 to $0.23 in exchange for payment of $234,000 at anytime during the first ten years of this contract.  In the event of a NNG contribution, said contribution will be credited to customers buy down option.  The Customer contribution required to reduce the rate to $0.23 per MMBtu shall be prorated based on then current Minimum Obligation level as defined in Section 5.

5.                                       Customer agrees to transport a minimum total obligation of 15,330,000 MMBtu of natural gas under this agreement (the “Minimum Total Obligation”) during the first 10 years from the Plant Start-Up Date, and a to transport a minimum annual volume of 1,533,000 MMBtu of natural gas under this agreement, calculated for each twelve-month period following the Plant Start-Up Date (the “Minimum Annual Obligation”).  Once the Minimum Total Obligation is met, the Minimum Annual Obligation is no longer required.  In the event that Customer fails to use such Minimum Total Obligation or Minimum Annual Obligation, or should this agreement be terminated for any reason by Customer, other than for NorthWestern’s refusal to perform its obligations, Customer shall not be relieved of its obligation to pay its Minimum Total Obligation during such 10-year period or its Minimum Annual Obligation during any year during the term of this agreement.  In the event of agreement termination by Customer, NorthWestern shall bill Customer, within 45 days after the effective date of such termination, a one-time charge for the entire outstanding balance of Customer’s Minimum Total Obligation, and if Customer fails to pay such remaining Minimum Total Obligation within the time period of Section 8, NorthWestern may draw on the letter of credit, assurance bond or insurance policy established by Customer pursuant to Section 6.  Similarly, if Customer fails to meet its Minimum Annual Obligation in any year during the term of this agreement, NorthWestern shall bill Customer, within 45 days after the end of that year, a one-time charge for the remaining balance of the Minimum Annual Obligation at the rate provided per MMBtu in Section 4, and if Customer fails to pay such remaining balance within the time period of Section 8, NorthWestern may draw on the letter of credit or assurance bond established by Customer pursuant to Section 6.  At no time shall the total of all funds collected by NorthWestern under this Section exceed the then current outstanding balance due under the Minimum Total Obligation.  In addition, any Minimum Annual Obligation deficiency which is charged and paid, shall be counted toward the Minimum Total Obligation.

                                                Furthermore, all volumes taken in excess of the Minimum Annual Obligation volume in a given year can be banked and applied to future years when and if the Minimum Annual Obligation volumes are not taken.  Similarly, volumes taken in excess of the Minimum Annual Obligation volume in a given year can be applied to past years when the Minimum Annual Obligation volume was not taken.  When excess volumes are applied to past years, NorthWestern will provide a credit equal to the excess volume times the deficiency rate.

6.                                       Customer will obtain an irrevocable standby letter of credit, assurance bond, credit insurance policy, or other credit arrangements satisfactory to NorthWestern each year for a period of up to 10 years sufficient to cover the initial estimated $1,600,000 construction of the pipeline declining each year as follows:

—	It is the intent that the need for a letter of credit, assurance bond or credit insurance policy will be reviewed annually.

—

Each year the minimum usage requirements of this contract are met the amount required for a letter of credit, assurance bond or credit insurance will decline as if the initial estimated construction costs ($1,600,000) was amortized over a 10-year period at a rate of 8.5%.  If the minimum requirements of this contract are exceeded the amount in excess will be credited to the principal balance for the purposes of calculating the amount of the required letter of credit, assurance bond or credit insurance.

7.                                       Term:  15 years, beginning with the Plant Start-Up Date.

8.                                       Billing and Payment:            NorthWestern shall use reasonable efforts to render invoices on or before the 10th day of each month for all gas delivery commodity and monthly customer charges applicable to gas deliveries to the Customer in the preceding month.  Customer shall pay NorthWestern on or before the 25th day of each month for all charges reflected on the invoice rendered by NorthWestern in the current month, and for any Minimum Obligation or Minimum Annual Obligation due under Section 6.

9.                                       In the event that this transaction needs the approval of the South Dakota Public Utilities Commission, the obligations of NorthWestern hereunder are subject to such approval.

Great Plains Ethanol, LLC	NorthWestern Energy, a division of
NorthWestern Services Group, Inc.

By	Darin Ihnen	By	Curt Pohl

Title	President	Title	V P Operations